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                                                                   Exhibit 10(d)

                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT, made and entered into as of the Effective Date by and between TRW Inc., an Ohio corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and David M. Cote (the "Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

         1.           DEFINITIONS.

                      (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

                      (b) "Base Salary" shall mean the salary provided for in
Section 4 below or any increased salary granted to the Executive pursuant to
Section 4.

                      (c) "Board" shall mean the Board of Directors of the Company.

                      (d)     "Cause" shall mean:

                                  (i)      the Executive commits a felony
involving moral turpitude; or

                                  (ii)     in carrying out his duties, the
Executive engages in conduct that constitutes gross neglect or gross misconduct, resulting, in either case, in economic harm to the Company.

                      (e) A "Change in Control" shall be defined in the Employment Continuation Agreement, which is attached hereto as Exhibit A.

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                      (f) "Constructive Termination Without Cause" shall mean
termination by the Executive of his employment at his initiative within 30 days following the occurrence of any of the following events without his consent:

                                 (i) a reduction in the Executive's then current
Base Salary or target bonus opportunity as a percentage of Base Salary;

                                 (ii) a material diminution in the Executive's
duties; or

                                 (iii) the failure of the Company to obtain the
assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

Following written notice from the Executive of any of the events described above, the Company shall have 15 calendar days in which to cure. If the Company fails to cure, the Executive's termination shall become effective on the 16th calendar day following the written notice.

                      (g) "Disability" shall have the meaning ascribed to it by the Company's Long-Term Disability Plan.

                      (h) "Effective Date" shall be November 11, 1999.

                      (i) "Pro Rata" shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (a calendar year in the case of an annual bonus and a performance cycle in the case of an award under the Long-Term Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period.

                      (j) "Stock" shall mean the Common Stock of the Company.

                      (k) "Term of Employment" shall mean the period specified in Section 2 below (including any extension as provided therein).

                      (l) "Period of Employment" shall mean the period of time between the Effective Date and the date on which the Executive's employment terminates.

         2.           TERM OF EMPLOYMENT.

                      The Term of Employment shall begin on the Effective Date, and shall extend until the third anniversary of the Effective Date, with two automatic one-year renewals thereafter unless either Party notifies the other at least 3 months before the scheduled expiration date that the term is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 12.

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         3.           POSITION, DUTIES AND RESPONSIBILITIES.

                      (a) Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President and Chief Operating Officer of the Company and be primarily responsible for the general operations of the automotive businesses of the Company. The Executive shall also be elected by the Board as a member of the Board, effective as of the Effective Date. The Executive, in carrying out his duties under this Agreement, shall report to the Chief Executive Officer. During the term of this Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.

                      (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under Section 3(a).

         4.           BASE SALARY.

                      The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $750,000 through calendar year 2000. Thereafter, the Base Salary shall be reviewed annually for increase in the discretion of the Board.

         5.           ANNUAL INCENTIVE AWARD.

                      During the Term of Employment, commencing in 2000 the Executive shall have a target bonus opportunity each year equal to 70% of Base Salary, payable in that amount if the performance goals established for the relevant year are met, but subject to adjustment in accordance with the Company's Operational Incentive Plan. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with the Company's Operational Incentive Plan. The Executive is guaranteed a minimum bonus of $525,000 for the year 2000.

         6.           SIGN-ON AWARDS.

                      (a) In order to keep the Executive whole in respect of compensation he is forfeiting at his previous employer, the Company shall grant the Executive the equity-based awards described in this Section 6.

                      (b) RESTRICTED STOCK AWARD. The Company shall grant the Executive 430,000 shares of restricted stock based on the terms set forth in Exhibit B attached hereto.

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                      (c)     STOCK OPTION AWARD.  The Company shall grant the
Executive a stock option to purchase 500,000 shares of Common Stock of the Company based on the terms set forth in Exhibit C attached hereto.

         7.           ADDITIONAL LONG-TERM INCENTIVE AWARDS.

                      (a) LONG-TERM INCENTIVE PROGRAMS. The Executive shall be eligible to participate in the Company's on-going long-term incentive programs.

                      (b) STOCK OPTIONS. The Executive shall be eligible for stock option awards commencing with awards in 2000, in accordance with Company practices applicable to its senior-level executives at the sole discretion of the Board.

                      (c) STRATEGIC INCENTIVE PLAN ("SIP"). The Executive shall participate in the Company's 1998-2000 SIP with a target grant of 15,000 performance units for the year 2000.

         8.           EMPLOYEE BENEFIT PROGRAMS.

                      During the Term of Employment, the Executive shall be entitled to participate in any employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, the Company's Salaried Pension Plan, Stock Savings Plan and other retirement and savings plans or programs, Executive Health Care Plan (which covers medical, dental and vision), short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and will also participate in the Company's vacation policy for senior executives.

         9.           SUPPLEMENTAL PENSION.

                      The Executive shall be entitled to participate in the Company's Non-Qualified Retirement Plans. In addition, the Company shall provide him with a Supplemental Retirement Benefit ("SRB"), commencing at the later to occur of (i) his termination of employment from the Company and (ii) his attaining age 60. The SRB shall consist of annual payments of $450,000 as a 50% joint and survivor benefit and shall be payable from the general assets of the Company. In the event that the Executive voluntarily terminates employment with the Company prior to age 60, is terminated for Cause by the Company or receives the Special Termination Benefit provided in Section 12(f) below, he will forfeit all rights to the SRB. In the event of the Executive's death prior to age 60, his spouse shall be entitled to one-half of the SRB. She will receive this benefit annually commencing on the date the Executive would have attained age 60 and ending on her death.

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         10.          REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES;
                      RELOCATION.

                      (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

                      (b) The Executive shall be entitled to participate in the Company's Relocation Policy, including without limitation, all reasonable moving, closing, temporary housing and other associated expenses.

         11. PERQUISITES. The Executive shall receive standard Company executive perquisites, including, without limitation, the following:

                      (a) the Executive Life Insurance Plan, providing split dollar insurance with a $5 million single-life covered amount, subject to the provisions of the plan;

                      (b)     the Financial Counseling Program; and

                      (c)     the Executive Automobile Plan.

         12.          TERMINATION OF EMPLOYMENT.

                      (a) TERMINATION DUE TO DEATH. In the event that the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

                                 (i) Base Salary through the end of the month in
which death occurs;

                                 (ii) Pro Rata annual incentive award for the
year in which the Executive's death occurs, when bonuses are paid to other officers;

                                 (iii) all outstanding options, whether or not
then exercisable, shall become exercisable and shall remain exercisable through the end of the originally scheduled term;

                                 (iv) the restrictions on restricted stock shall
lapse;

                                 (v) payout of other long-term incentive plans
in accordance with those plans; and

                                 (vi) SRB benefits in accordance with Section 9.

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                      (b) TERMINATION DUE TO DISABILITY. In the event that the
Executive's employment is terminated due to his Disability, he shall be entitled to the following benefits:

                                 (i) disability benefits in accordance with the
long-term disability program in effect for senior executives of the Company;

                                 (ii) Base Salary through the end of the month
in which disability benefits commence;

                                 (iii) Pro Rata annual incentive award for the
year in which the Executive's termination occurs, payable when bonuses are paid to other officers;

                                 (iv) all outstanding options, whether or not
then exercisable, shall become exercisable and shall remain exercisable for the end of the originally scheduled term;

                                 (v) the restrictions on the restricted stock
shall lapse;

                                 (vi) payout of other long-term incentive plans
in accordance with those plans; and

                                 (vii) SRB benefits in accordance with Section
9.

                      (c) TERMINATION BY THE COMPANY FOR CAUSE.

                                 (i) A termination for Cause shall not take
effect unless the provisions of this paragraph (i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause and shall then be entitled to a hearing before the Board, provided he requests such hearing within five calendar days of receipt of the written notice from the Board of the intention to terminate him for Cause. Following such hearing, if the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                                 (ii) In the event the Company terminates the
Executive's employment for Cause:

                                            (A) he shall be entitled to Base
Salary through the date of the termination;

                                            (B) all outstanding options which
are not then exercisable shall be forfeited;

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                                            (C) all unvested restricted stock
shall be forfeited;

                                            (D) any other long-term incentive
grant shall be forfeited; and

                                            (E) SRB benefits in accordance with
Section 9.

                      (d) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE AFTER JULY 1, 2001. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination without Cause, in either case after July 1, 2001, the Executive shall be entitled to the following benefits:

                                 (i) Base Salary through the date of
termination;

                                 (ii) Base Salary, at the annualized rate in
effect on the date of termination, for a period of 24 months following such termination;

                                 (iii) a Pro Rata annual incentive award for the
year in which termination occurs;

                                 (iv) an annual incentive award at target for a
period of 24 months following the date of termination; payable when such awards are made to other senior executives;

                                 (v) if the termination is prior to the
Executive's 55th birthday, exercisable options shall remain exercisable for three months, if the termination is on or after the Executive's 55th birthday, exercisable options shall remain exercisable through the end of the originally scheduled term;

                                 (vi) unvested restricted stock is forfeited;

                                 (vii) any other long-term incentives shall be
payable in accordance with the plans;

                                 (viii) SRB benefits in accordance with Section
9; and

                                 (ix) continued participation in the Executive
Health Care Plan and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment until the earlier of 24 months following termination of employment or the date, or dates, he obtains coverage under the plans of another employer.

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                      (e) VOLUNTARY TERMINATION. A termination of employment by
the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause, shall have the same consequences as provided in Section 12(c)(ii) for a termination for Cause. A voluntary termination under this Section 12(e) shall be effective 30 calendar days after prior written notice is received by the Company, unless the Company elects to make it effective earlier.

                      (f) SPECIAL TERMINATION. In the event (i) the Executive's employment is terminated without Cause or there is a Constructive Termination without Cause, in either case, on or before July 1, 2001, or (ii) the Executive terminates his employment within 30 days following July 1, 2001 by providing written notice of intent to terminate in consequence of his not becoming Chief Executive Officer of the Company on that date (or earlier), the Company shall pay him $10 million at the time of his termination and he shall otherwise have the same entitlements as provided in Section 12(c)(ii) in the case of a termination for Cause; provided, however, that clause (ii) of this Section 12(f) shall not apply in the event of a prior termination of the Executive's employment pursuant to any other subsection of this Section 12. If a payment is made pursuant to this Section 12(f), it shall be in lieu of the Executive's entitlements, if any, under the Employment Continuation Agreement which is attached hereto as Exhibit A and to the extent the Executive has received payments or other benefits pursuant to the Employment Continuation Agreement such payments and benefits shall offset the amount due pursuant to this Section 12(f).

                      (g) CONSEQUENCES OF A CHANGE IN CONTROL.

                                 (i) In the event of a change in control after
July 1, 2001, the Executive's entitlements relating to a Change in Control of the Company shall be determined in accordance with the Employment Continuation Agreement, Exhibits B and C of this Employment Agreement and any other post-Effective Date documents relating to Executive benefits upon a change in control of the Company. In no event shall any payments or benefits due the Executive pursuant to the Employment Continuation Agreement be duplicated pursuant to this agreement.

                                 (ii) Under this Agreement in the event of a
change in control on or before July 1, 2001, the Executive will receive the Special Termination Payment described in Section 12(f), and a Gross-Up payment on the terms and conditions described in Section 6 of the Employment Continuation Agreement between the Executive and the Company, dated November 11, 1999, with respect solely to payments made, if any, on the Performance-Based Restricted Stock described in Exhibit B and the Stock Option Award described in Exhibit C of this Agreement.

                      (h) OTHER TERMINATION BENEFITS. In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:

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                                 (i) the balance of any incentive awards due for
performance periods which have been completed, but which have not yet been paid;

                                 (ii) any expense reimbursements due the
Executive; and

                                 (iii) other benefits, if any, in accordance
with applicable plans and programs of the Company.

         13.          CONFIDENTIALITY.

                      (a) The Executive agrees that he will not, at any time during the Term of Employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

                      (b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment.

         14.          NONCOMPETITION.

                      The Executive agrees that during the Period of Employment and for a period of two years thereafter (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise (a "Competitor"), engage or be engaged, or assist any Competitor in engaging or being engaged, in any Competitive Activity. A Competitive Activity shall mean a business that (i)is being conducted by the Company or any Affiliate at the time in question, (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of the Executive's employment, and (iii) represents fifteen (15) percent or more of the total revenues of the Competitor for its most recent quarterly reporting period. Nothing in this Section 14 shall prohibit the Executive from being a passive owner of not more than one percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so

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long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

         15.          NON SOLICITATION.

                      The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its Affiliates to terminate or abandon his or her or its employment or other relationship for any purpose whatsoever; provided, however, that this restriction shall not apply to, or interfere with, the proper performance by the Executive of his duties and responsibilities during the Period of Employment.

                      If the restrictions stated in Sections 14 and 15 of this Agreement are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         16.          REMEDIES.

                      The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Agreement; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

         17.          RESOLUTION OF DISPUTES.

                      Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, at the election of the Executive by binding arbitration, to be held in Cleveland, Ohio, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the mediation, arbitration or litigation.

         18.          INDEMNIFICATION.

                      (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held

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harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Ohio, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                      (b) The failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 18(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, shall not create a presumption that the Executive has not met the applicable standard of conduct.

                      (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

         19.          ASSIGNABILITY; BINDING NATURE.

                      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

         20.          ENTIRE AGREEMENT.

                      This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings,

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discussions, negotiations and undertakings, whether written or oral, between the
Parties with respect thereto.

         21.          AMENDMENT OR WAIVER.

                      No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         22.          SEVERABILITY.

                      In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

         23.          SURVIVORSHIP.

                      Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties shall survive the Agreement expiration with respect to the rights (including but not limited to vested rights) and the obligations of the Parties.

         24.          REFERENCES.

                      In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         25.          GOVERNING LAW.

                      This Agreement shall be governed in accordance with the laws of Ohio without reference to principles of conflict of laws.

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         26.          NOTICES.

                      All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:                      TRW Inc.
                                        Office of the General Counsel
                                        1900 Richmond Road
                                        Cleveland, Ohio 44124


If to the Executive:                    David M. Cote
                                        11804 Springhill Garden
                                        Anchorage, Kentucky 40223


         27.      HEADINGS.

                  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         28.      COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                   TRW Inc.



                                   By: /s/ Joseph T. Gorman
                                       --------------------------------
                                       Joseph T. Gorman
                                       Chairman of the Board and
                                       Chief Executive Officer

                                       /s/ David M. Cote
                                       --------------------------------
                                       David M. Cote